Pricing supplement No. 718J
To prospectus dated October 10, 2006,
prospectus supplement dated November 13, 2006,
underlying supplement no. 16 dated December 16, 2008
and product supplement J dated June 27, 2008
Registration Statement No. 333-137902 Dated August 19, 2009; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$6,956,000
Buffered Underlying Securities (BUyS) Linked to the Deutsche Bank Liquid Commodity Index - Mean Reversion PlusTM Excess Return due February 24, 2014
General
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Buffered Underlying Securities (BUyS) Linked to the Deutsche Bank Liquid Commodity Index - Mean Reversion PlusTM Excess Return due February 24, 2014 (the “BUyS” or “securities”) are designed for investors who seek a return of 110.00% of the appreciation, if any, of the Deutsche Bank Liquid Commodity Index - Mean Reversion PlusTM Excess Return (the “Index”) at maturity. Investors should be willing to forgo coupon and dividend payments during the term of the BUyS and to lose up to 90.00% of their initial investment, subject to the credit of the Issuer, if the Index declines.

•	Senior unsecured obligations of Deutsche Bank AG due on or about February 24, 2014.
•	Denominations of $1,000 (the “Face Amount”) and multiples thereof, and minimum initial investments of $1,000.
•	The BUyS priced on August 19, 2009 and are expected to settle three business days later on August 24, 2009 (the “Settlement Date”).
•	After the Trade Date but prior to Settlement Date, we may accept additional orders for the BUyS and increase the Face Amount.

Key Terms
Issuer:	Deutsche Bank AG, London Branch.
Index:	Deutsche Bank Liquid Commodity Index - Mean Reversion PlusTM Excess Return
Issue Price:	100% of the Face Amount.
Payment at Maturity:	•
If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment per $1,000 Face Amount of BUyS that provides you with a return on your investment equal to the Index Return multiplied by the Participation Rate. Accordingly, your payment at maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Index Return x Participation Rate)
	•	If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 Face Amount.
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If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level, you will lose 1% of the Face Amount of your BUyS for every 1% that the Final Level declines from the Initial Level beyond the Buffer Level. Accordingly, if the Final Level declines from the Initial Level beyond the Buffer Level, your payment at maturity per $1,000 Face Amount will be calculated as follows:
$1,000 + [$1,000 × (Index Return + Buffer Level)]

If the Final Level declines from the Initial Level by more than the Buffer Level, you could lose up to $900.00 per $1,000 Face Amount of BUyS.
Index Return:	The Index Return, expressed as a percentage, will equal: Final Level – Initial Level Initial Level
Initial Level:	452.2943, the Index closing level on the Trade Date.
Final Level:	The Index closing level on the Final Valuation Date.
Buffer Level:	10.00%
Participation Rate:	110.00% upside participation
Trade Date:	August 19, 2009
Final Valuation Date:
February 19, 2014, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement and “Additional Terms of the Securities – Commodity Hedging Disruption Events” in this pricing supplement.

Maturity Date:
February 24, 2014, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement and “Additional Terms of the Securities – Commodity Hedging Disruption Events” in this pricing supplement.

Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	2515A0 Q4 8
ISIN:	US2515A0Q488
Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$7.50	$992.50
Total	$6,956,000.00	$52,170.00	$6,903,830.00
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.  The BUyS will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 BUyS.

The BUyS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  The BUyS are not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Securities	$6,956,000.00	$388.15

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these BUyS are a part, and the more detailed information contained in underlying supplement no. 16 dated December 16, 2008 and product supplement J dated June 27, 2008.  You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement J dated June 27, 2008:
http://www.sec.gov/Archives/edgar/data/1159508/000119312508142391/d424b21.pdf

•	Underlying supplement no. 16 dated December 16, 2008:
http://sec.gov/Archives/edgar/data/1159508/000119312508254080/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What is the Payment Amount on the BUyS at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity per BUyS Face Amount for a hypothetical range of performance for the Index from -100.00% to +100.00% and uses the Participation Rate of 110.00%, a Buffer Level of 10.00% and an Initial Level of 452.29. The following results are based solely on the hypothetical example cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Index Return (%	Payment at Maturity ($)	Return on BUyS (%)
904.58	100.00%	$2,100.00	110.00%
791.51	75.00%	$1,825.00	82.50%
678.44	50.00%	$1,550.00	55.00%
633.21	40.00%	$1,440.00	44.00%
565.36	25.00%	$1,275.00	27.50%
497.52	10.00%	$1,110.00	11.00%
461.34	2.00%	$1,022.00	2.20%
456.81	1.00%	$1,011.00	1.10%
452.29	0.00%	$1,000.00	0.00%
447.77	-1.00%	$1,000.00	0.00%
443.24	-2.00%	$1,000.00	0.00%
407.06	-10.00%	$1,000.00	0.00%
384.45	-15.00%	$950.00	-5.00%
361.83	-20.00%	$900.00	-10.00%
316.60	-30.00%	$800.00	-20.00%
226.15	-50.00%	$600.00	-40.00%
113.07	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 452.29 to the Final Level of 497.52. Because the percentage change of 10% is positive, the investor receives a payment at maturity of $1,110.00 per BUyS Face Amount, calculated as follows:

Payment at maturity = $1,000.00 + ($1,000.00 x 10.00% x 110.00%) = $1,110.00

Example 2: The level of the Index declines from the Initial Level of 452.29 to the Final Level of 443.24. Because the 2% decline in the Index from the Initial Level of 446.00 to the Final Level of 437.08 does not exceed the Buffer Level of 10.00%, the investor receives a payment at maturity of $1,000.00 per BUyS Face Amount.

Payment at maturity = $1,000.00

Example 3: The level of the Index declines from the Initial Level of 452.29 to the Final Level of 316.60.  Because the 30% decline in the Index from the Initial Level of 452.29 to the Final Level of 316.60 exceeds the Buffer Level of 10.00%, the investor receives a payment at maturity of $800.00 per BUyS Face Amount, calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x (-30.00% + 10.00%)] = $800.00

Example 4: The level of the Index declines from the Initial Level of 452.29 to the Final Level of 0. Because the decline in the Index from the Initial Level of 452.29 to the Final Level of 0 exceeds the Buffer Level of 10.00%, the investor receives a payment at maturity of $100.00 per BUyS Face Amount, calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x  (-100.00% + 10.00%)] = $100.00

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL — The BUyS provide the opportunity to access a commodity-based return by multiplying a positive Index Return by a Participation Rate of 110.00%.  The BUyS are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be based on the Index Return, the Participation Rate and the Buffer Level. Because the BUyS are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the Face Amount of your BUyS is protected against a decline in the Final Level, as compared to the Initial Level, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such decline is more than the Buffer Level of 10.00%, for every 1% decline beyond the Buffer Level, you will lose an amount equal to 1% of the Face Amount of your BUyS. For example, an Index Return of -20.00% will result in a 10% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX - MEAN REVERSION PLUSTM EXCESS RETURN – The return on the BUyS is linked to the Deutsche Bank Liquid Commodity Index - Mean Reversion PlusTM Excess Return, which is based on the Deutsche Bank Liquid Commodity Index — Mean Reversion™ Excess Return (the “Underlying Index”). The return on the BUyS is linked to the Deutsche Bank Liquid Commodity Index — Mean Reversion Plus™ Excess Return, which is based on the Deutsche Bank Liquid Commodity Index — Mean Reversion™ Excess Return (the “Underlying Index”). The Underlying Index is composed of futures contracts on six commodities — crude oil, heating oil, aluminum, gold, wheat and corn. The Index’s closing level is calculated on an “excess return” basis and is designed to reflect a momentum strategy of investing fully or partially in the Underlying Index according to a formula that measures how the Underlying Index has performed during the previous twelve months.

On August 19, 2009, the Index was invested (i.e. its Index Weight) 66.67% in the Underlying Index and the Instrument Amounts for the Exchange Traded Instruments relating to the respective Index Constituents were as follows:

Index Constituent	Relevant Exchange	Instrument Amount
Heating Oil	NYMEX	21.46%
Crude Oil	NYMEX	38.37%
Aluminum	LME	31.25%
Gold	COMEX	1.70%
Corn	CBOT	2.61%
Wheat	CBOT	4.62%

For more information on the Index, including its calculation methodology, see “Deutsche Bank Liquid Commodity Index – Mean Reversion™” in underlying supplement 16. Terms relating to the Index used but not defined in this pricing supplement are defined in underlying supplement 16.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE BUYS – If a commodity hedging disruption event (as defined under “Additional Terms of the Securities — Commodity Hedging Disruption Events”) occurs, we will have the right, but not the obligation, to accelerate the payment on the BUyS. The amount due and payable per $1,000 BUyS Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” for more information.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the BUyS are uncertain, we believe it is reasonable to treat the BUyS as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your BUyS, other than pursuant to a sale or exchange, and your gain or loss on the BUyS should be long-term capital gain or loss if you hold the BUyS for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the BUyS, the timing and/or character of income on the BUyS might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In December 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the BUyS (including possible alternative treatments and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Index or in any of the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL, SUBJECT TO OUR CREDITWORTHINESS – The BUyS do not guarantee any return of your initial investment in excess of $100.00 per $1,000 BUyS Face Amount. The return on the BUyS at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the Buffer Level. Accordingly, you could lose up to $900.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE BUYS ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the payment at maturity described in this pricing supplement is based on the full Face Amount of your BUyS, the original Issue Price of the BUyS includes the agents’ commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates.  Therefore, the market value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions.  The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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THE BUYS ARE SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the BUyS. The payment at maturity on the BUyS is subject to our creditworthiness.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE BUYS ARE LINKED OR THE MARKET VALUE OF THE BUYS – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and the Index to which the BUyS are linked.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that comprise the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the BUyS. The Commodity Futures Trading Commission (the “CFTC”) has recently announced that it is considering imposing position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the BUyS, in which case we may, in our sole and absolute discretion, accelerate the payment on the BUyS early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the BUyS is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Additional Terms of the Securities — Commodity Hedging Disruption Events” in this pricing supplement.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX CONSTITUENTS — As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Index may have.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE INDEX MAY LIMIT THE INDEX RETURN AND CONSEQUENTLY THE RETURN ON THE SECURITIES — During the term of the securities, the methodology of the Index may require adjustments to the weights of the futures contracts included in the Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the value of the Index during certain periods and could adversely affect the Index Return. See “The Deutsche Bank Liquid Commodity Index — Mean Reversion™ Excess Return — Determining the Instrument Amount on a Rebalancing Day” below.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER OF THE SECURITIES, THE CALCULATION AGENT FOR THE SECURITIES, THE SPONSOR OF THE INDEX AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the sponsor of the Index (the “Sponsor”) and the calculation agent for the Index. We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event with respect to the Index, Exchange Traded Instrument or Index Constituent (each as defined below). In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index closing level, including the Index Initial Level and the Index Final Level. As the Sponsor, we carry out calculations necessary to promulgate the Index, and we maintain some discretion as to how such calculations are made. In particular, the Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place, and the Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Thus potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE UNDERLYING COMMODITIES — Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. The effect of any future legal or regulatory action relating to commodities is not possible to predict, but any such action could cause unexpected volatility and instability in commodity markets with a substantial and adverse effect on the performance of the Index and, consequently, the value of the securities.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — The value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

•	the value of the Index;

•	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the Index Constituents or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of each Index Constituent;

•	the combined volatility of the Index Constituents as reflected in the volatility and expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF ANY INDIVIDUAL INDEX CONSTITUENT — The return on your investment in the securities could be less than the return on an alternative investment with similar risk characteristics, even if some of the Index Constituents have generated significant returns. The levels of the Index Constituents also may move in different directions at different times compared to each other, and underperformance by one or more of the Index Constituents will reduce the performance of the Index as a whole.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the Index Constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and the value of your securities in varying ways, and different factors may cause the values of the Index Constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August 2007 may specify an October 2008 expiration. As that contract nears expiration, it may be replaced by selling the October 2008 contract and purchasing the contract expiring in December 2008. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the October 2008 contract would take place at a price that is higher than the price at which the December 2008 contract is purchased, thereby creating a gain in connection with rolling. While crude oil and heating oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in crude oil and heating oil will adversely affect the level of the Index and, accordingly, decrease the value of your securities. Conversely, aluminum, gold, corn and wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in aluminum, gold, corn and wheat will adversely affect the level of the Index and, accordingly, decrease the value of your securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within an Exchange Trading Day (as defined below) or over a period of Exchange Trading Days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and consequently the payment at maturity, could be adversely affected.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS —Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Corn and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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Corn: Corn is primarily used as a livestock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. The supply of corn is dominated by the United States, China, Central and South America and the European Union.

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Wheat: Global supply of, and demand for, wheat are generally driven by global grain production, population growth and economic activity. Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.

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Aluminum: Changes in the levels of global industrial activity and adjustments to inventory in response to changes in economic activity and/or pricing levels can cause a great deal of volatility in the demand for the aluminum. The automobile, packaging and construction sectors are particularly important to the demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

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Crude Oil: Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargoes) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

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Heating Oil: Demand for heating oil depends heavily on the level of global industrial activity and the seasonal temperatures in countries throughout the world. Heating oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

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Gold: Gold prices are affected by numerous factors, including the relative strength of the U.S. dollar (in which gold prices are generally quoted) to other currencies, industrial and jewelry demand, expectations with regard to the rate of inflation, interest rates and transactions by central banks and other governmental or multinational agencies that hold gold. The market for gold bullion is global, and gold prices are affected by macroeconomic factors such as the structure of and confidence in the global monetary system and gold borrowing and lending rates.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Constituents may be produced in emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the level of the Index and, consequently, the return on your investment.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the closing level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the Sponsor being unable to determine the level of the Index using its normal means.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your securities.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index including on the Final Valuation Date, which would affect your payment at maturity. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

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RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES — Because the securities are linked to the Index which reflects the return on futures contracts on six different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

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THE INDEX MAY NOT FULLY REFLECT ANY APPRECIATION OF THE UNDERLYING INDEX AND THE MOMENTUM STRATEGY MAY NOT EFFECTIVELY PROTECT THE INDEX FROM DECLINES IN THE UNDERLYING INDEX — The Index takes the strategy of investing fully or partially in the Underlying Index based on the view that the Underlying Index exhibits momentum. The proportion of the Index invested in the Underlying Index, which we refer to as the “Index Weight”, is determined by how well the Underlying Index has performed over the previous year, with greater weight being given to the Underlying Index’s performance over recent months. We cannot guarantee that this strategy will be successful or that the assumptions on which the strategy is predicated are accurate. When the Underlying Index’s performance has been negative for significant periods during the previous year, the Index Weight will be less than 100%, in which case the Index performance will not fully reflect any subsequent appreciation of the Underlying Index. For example, the Underlying Index may experience a downward trend, leading to a reduction in the Index Weight, followed by a recovery, in which case the Index will not fully participate in the gains realized by the Underlying Index during the recovery. Likewise, if the Underlying Index has appreciated over recent periods then undergoes a sudden, significant decline, the Index Weight will be 100% or close to 100% and the Index will participate largely or fully in such decline. In such case, the momentum strategy will not effectively protect holders of the securities from the decline in the Underlying Index. Unless the Index Weight is 0%, the Index will participate at least partially in any decline in the Underlying Index.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A BUYS ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the BUyS as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the BUyS, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under “Certain Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the BUyS (including possible alternative treatments and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Index;

•	You are willing to invest in the BUyS based on the indicated Participation Rate and Buffer Level;

•	You are willing to lose up to 90.00% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with exposure to the Index;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Level;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from January 1, 1999 through August 19, 2009.  The Index closing level on August 19, 2009 was 452.2943.  We obtained the Index closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index. We cannot give you assurance that the performance of the Index will result in the return of your initial investment in excess of the Buffer Level.

Additional Terms of the Securities

Commodity Hedging Disruption Events

If a commodity hedging disruption event (as defined below) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities by providing, or causing the calculation agent to provide, written notice of our election to exercise such right to the trustee at its New York office, on which notice the trustee may conclusively rely, as promptly as possible and in no event later than the business day immediately following the day on which such commodity hedging disruption event occurred.. The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days prior to the date on which such payment is due. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of a commodity hedging disruption event.

A "commodity hedging disruption event" means that:

(a) due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit); or

(b) for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the securities, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

Supplemental Underwriting Information

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will receive or allow as a concession to other dealers discounts and commissions of up to 0.50% or $5.00 per $1,000 BUyS Face Amount. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 BUyS Face Amount. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in the BUyS more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the BUyS are to be issued more than three business days after the Trade Date.